UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   May 15, 2009

QUEST OIL CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	000-26619	98-0207745
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)
2038 Corte Del Nogal, Suite 110
Carlsbad, CA 92011
(Address of principal executive offices)

(760) 804-8844
(Registrant’s Telephone Number)

_____________________________________________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

ྑ  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

ྑ  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

ྑ  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

ྑ  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Quest Oil Corporation (sometimes referred to hereinafter as “we,” ”us,” or the “Company”) filed our last filing as required by Section 13(a) and 15 of the Securities Exchange Act of 1934 (the “Act”) with the Securities and Exchange Commission (the “SEC”) in our Form 8-K filed on August 17, 2007. Our last periodic report was filed with the SEC in our Form 10-QSB/A on February 27, 2007. Since the filing of our last reports, we have ceased filing our reports due to our lack of financial resources to pay professionals to prepare these reports, including our independent auditors. Immediately following this filing, we intend to file a Form 15 to terminate our registration under the Act and our on going requirements to file periodic and current reports under the Act. This Form 8-K is intended disclose all material corporate actions, events and disclosures from the time of our last filing on August 17, 2007 to the date of this report.

ANY FUTURE INVESTMENT IN THE COMPANY WOULD BE EXTREMELY SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND SHOULD NOT BE PURSUED UNLESS THE INVESTOR COULD AFFORD TO LOSE THEIR ENTIRE INVESTMENT. BEFORE INVESTING, PLEASE REVIEW THIS FILING, ALL PAST PUBLIC FILINGS WITH SEC AND CONSULT A REGISTERED BROKER DEALER OR CONTACT THE FINANCIAL INDUSTRY REGULATORY AUTHORITY (“FINRA”) FOR MORE INFORMATION REGARDING LOCATING A QUALIFIED PARTY TO ASSIST IN MAKING AN INVESTMENT DECISION.

Current Management History

On May 1, 2006, we underwent a change in management in response to an attempted hostile takeover of our corporate operations.

On or about April 7, 2006, the Company ostensibly filed a Form 8-K stating that the alleged Chief Executive Officer and sole member of the Board of Directors, Mr. William Huntington Stinson (“Stinson”) had “suspended” the existing Board of Directors which at the time included including Mssrs. Joseph F. Wallen, James Irwin, Douglas Blackman and James Douglas Brown and subsequently appointed a new Board consisting of Terry Roberts and Reginald Williams. In actual fact, this filing was in furtherance of his individual interests to take control of the Company. Following the filing of the above Form 8-K, our legal counsel made a request for corporate records from our Vancouver, Canada office. Upon reviewing certain corporate minutes, we discovered that there was not a legal and valid adoption by a majority of the directors of the company of the resolution appointing Stinson to our Board of Directors and as our President and Chief Executive Officer. The non-approval of the Stinson appointment was confirmed in a March 31, 2006 resolution executed by all of the remaining boardmembers.

In response to the above, we engaged the law firm of Zimmerman, Axelrad, Meyer, Stern & Wise P.C. of Houston, Texas and filed a Petition and Application For Temporary Restraining Order, Temporary Injunction and Permanent Injunction, and Request for Order for Deposition to Investigate Claims against Stinson. On the morning of April 10, 2006, in the 11th Civil Court in Harris County, Texas, after denying a Motion and Request for Continuance filed by Stinson, Judge Mark Davidson commenced the temporary injunction hearing. Through Stinson’s testimony, we learned of his intention to place the Company into bankruptcy in an attempt to undermine our existing debtholders. During the middle of Stinson’s examination, Stinson’s counsel initiated settlement discussions and a settlement was reached and read into the record. As a condition for the Company dismissing it’s lawsuit, Stinson agreed, in part, as follows: (i) that Stinson did not dispute the authority of our Board of Directors that was appointed in the Company’s March 31, 2006 Board of Directors Resolution (which was reported in Section 5.02 of a Form 8-K filed on April 7, 2006); (ii) that Stinson would assist in transferring control of certain Company monies he had control of (and which were “frozen”) into a Company account that he was not a signature on; and (iii) that as of the date of the settlement, Stinson did not claim to be a member of our Board of Directors or an officer of the Company. On April 18, 2006, we filed a non-suit in the above lawsuit, thereby dismissing the case against the Defendants.

Following the above settlement, on April 26, 2006, in an effort to stabilize our business and restructure our operations we sought out and appointed a new management team which included (i) James B. Panther, II to the position of interim Chief Executive Officer and as a member of the Board of Directors, (ii) Joseph F. Wallen to the position of interim Chief Financial Officer and Mark L. Baum, Esq. to the position of interim Legal Counsel. These appointments and the underlying employment contracts were last reported in our Form 8-K/A filed with the SEC on May 4, 2006.

Existing Corporate Debt

As reported in our last Form 10-QSB for the period ending December 31, 2006 filed with the SEC on February 20, 2007, on October 6, 2005, we entered into a convertible note financing transaction with several secured Noteholders (the “Secured Noteholders”) pursuant to which such Secured Noteholders agreed to loan us an aggregate principal amount of $8 million. The notes were to be released in two tranches of which $6 million (less fees) was received at closing and the balance of $2 million was to be released to us upon the successful effectiveness of a Registration Statement; such additional funds were never received. We issued to the Secured Noteholders, senior secured convertible notes, original issuance discount convertible notes and common stock purchase warrants related to the financing.

The senior secured convertible notes (the “Notes”) are secured by a security agreement that we and our subsidiaries entered into with the Secured Noteholders. The security agreement grants the Secured Noteholders a secured interest in all of the collateral, as defined in the agreement, of the Company and its subsidiaries until such time as our obligations under the Notes have been met. In addition to the security agreement, Quest Canada Corp., our wholly owned Canadian subsidiary entered into a guarantee and indemnity agreement with the Noteholders, whereby Quest Canada guaranteed payment of the Notes and agreed to indemnify the Secured Noteholders against losses arising from our failure to meet the obligations of the Notes. Quest Canada has also entered into a pledge and debenture agreement with the Secured Noteholders whereby Quest Canada has pledged $15 million in favor of the Secured Noteholders as a continuing collateral security for the payment and fulfillment of the Notes. We entered into a deed of trust, security agreement, financing statement and assignment of rents and leases with the Noteholder whereby our properties, rents, royalties and proceeds have been conveyed to the trustee as collateral security for the Notes.

We were required and originally able to make monthly principal and interest cash payments totaling $1,200,000 under the terms of the Notes through May 31, 2006. However, due to our past and now current cash position, as of June 6, 2006, we have been and are currently still unable to make any additional principal and interest payments in cash to the Secured Noteholders. The fact that we are not current on our principal and interest payments to the Secured Noteholders means that we are currently in default under the terms of the Notes. Such a default may provide the basis for the Secured Noteholders to force the liquidation of any assets we presently have or may obtain in the future and, as further described below in Item 1.03, the Secured Noteholders have in fact forced the liquidation of our asset held in the name of our subsidiary, Quest Canada, and foreclosed on such properties. Until the debts and obligations to the Secured Noteholders are satisfied in full, any investor in the Company runs the risk of losing all of their investment in our securities in the event the Secured Noteholders take actions available to them to recover their debt including, but not limited to, stripping the Company of any and all assets or placing the Company into involuntary bankruptcy.

Restructuring and Operations

Our new interim management team was appointed on April 26, 2006 in an effort to reorganize and restructure our operations with the goal of stabilizing the business, increasing operational efficiency and controlling costs. In an effort to control cost savings we closed our Texas and Canadian offices and consolidated these operations into one central office location in Carlsbad, California.

We set up and organized our corporate offices under a new sublease agreement to provide adequate office space and storage and began the reorganization and setup of controlling, bookkeeping, administrative, filing and SEC preparation programs and services. Upon organization and review of these files and documents, we restructured our corporate IT systems to develop a long-term technology structure to reduce overhead and support our future operations. Such efforts included, but were not limited to:

1.	The design and implementation of an overall information technology program enabling us to run our business efficiently and timely;
2.	A business requirement analysis with the objective of implementing systems that automated and improved our business processes;
3.
Software selection, procurement and integration designed for oil & gas software systems, turn-key solutions for telemetry of field data (from wells and tanks), control of oil tanks for reduction of shrinkage, reconciliation of product delivered against payments received and telemetry system with central accounting data repository;

4.	Creation of a methodology to provide seismic data analysis services for exploration and valuation purposes;
5.	Management of infrastructure (hardware and software) and implementation of a disaster recovery plan;
6.	Development of management reporting tools that provided management with timely, accurate information;
7.
Conversion of our existing scattered accounting records and systems to a single organized platform and bringing all our systems (including web site, and Geophysical analysis tools and others) and information under a centralized management including:

a.	Implementation of Microsoft Dynamics GP, including training of staff to run the system;
b.	Conversion of accounting data from of from Sage Simply Accounting Pro to Microsoft Dynamics GP;
c.	Conversion and merger of subsidiary data from QuickBooks to Microsoft Dynamics GP;
d.	Analyzation and audit of past accounting data;
e.	Implementation of FRx consolidated financial statements;
f.	Deployment of a time and expense web entry solution including a timesheet approval process and a mechanism to associate costs to specific projects and tasks;
8.	Deployment of remote access technology to allow users to connect to our systems from anywhere in the world;
9.
Transfer our website from a hosted environment to an internal platform allowing more control over its data, contents and functionality; Enhance the functionality of the Company’s website, enabling it to have staff post approved content more easily, not requiring assistance from technical personnel; and

10.	Provide training and support to Company’s staff on operation of all accounting systems.

Due to the disorganization of our accounting records, we were required to conduct the forensic restructuring of our past accounting records and develop an accounting methodology going forward. These efforts included, but were not limited to:

1.	Reviewing and meshing existing accounting records from several subsidiaries and platforms in order to provide centralized detailed financial accounting records;
2.	Review and analysis of existing records and financial modeling, having in mind our existing and prospective cash flows and existing financing arrangements;
3.	Strategic planning, budget analysis, cash allocation modeling, organizational and corporate structuring;
4.	Creation of audit committee procedures and related due diligence procedures;
5.	Review and modeling of scenario analysis related to our capital structure using historical and forecasted market activity (given the convertible and variable nature of our debt); and
6.	Reorganization and restructuring of various debts on our balance sheet.

These efforts allowed our management to stabilize our operations, determine current, future and contingent liabilities, evaluate the profit and loss of each of our investments and provided us with information to make informed decisions going forward. In connection with these efforts, as of March 31, 2009, the Company still maintains approximately $405,500 in liabilities under the contractual agreements in connection with the implementation of these programs. Such agreements were included as exhibits to our Form 8-K filed with the SEC on May 4, 2006.

As previously reported in our public filings with the SEC, on February 15, 2006, we entered into an agreement (the “Longleaf Agreement”) to acquire 100% of the interests in Longleaf Production LLC, L-TEXX Petroleum LP and L-TEXX Management LLC (collectively referred to as “Longleaf”). In consideration we transmitted a non-refundable $100,000 deposit (the “Escrow Money”) into escrow with Longleaf’s attorneys, which provided us with the exclusive opportunity, for 45 days, to conduct due diligence on Longleaf and to close the proposed transaction under terms that were outlined in an acquisition memorandum. We were unable to close on the Longleaf transaction and the 45-day exclusive period passed. On May 2, 2006, we were able to secure a binding agreement with Longleaf that would provide us with the return of $50,000 of the Escrow Money and allow us to have a new 30 day exclusive period during which we and Longleaf attempted to negotiate to purchase either Longleaf itself or Longleaf’s assets. While we exercised good faith by undertaking to conduct thorough due diligence on Longleaf and attempt to close the Longleaf transaction, we were unable to do so.

As described above, as of June 6, 2006, we became financially unable to continue to make our scheduled payment to the Secured Noteholders under the Notes. Immediately following the initial default payment under the Note, we contacted the Noteholders with a Forbearance Agreement Proposal (the “Forbearance Proposal”), a copy of which has been attached hereto as Exhibit 99.1, in an attempt to work out our inability to continue with payments under the Note. We intended to structure a deal wherein we could continue our business operations while maintaining the Secured Noteholders interest. The Secured Noteholders did not respond to our Forbearance Agreement Proposal.

Going forward, our existing exploratory oil, gas and mineral mining projects and ventures failed to materialize the profits we had initially hoped to obtain. With little to no revenue stream from our existing projects we began to search for additional exploration and revenue producing projects with outside partnerships.

On September 12, 2006, we entered into an Assignment of Oil and Gas Lease with Mr. W.A. Walker (the “Walker Assignment,” a copy of which has been attached as an exhibit to our Form 8-K filed with the SEC on October 17, 2006). The Walker Assignment provided us with certain working and net royalty interest in the oil, gas and mineral rights in the Kansas Shinkle property (the “Shinkle Lease”), which consists of five oil and gas zones located in the Kansas Cherokee Basin. In connection with the Walker Assignment, we entered into a Purchase and Sale Agreement and a Consulting Agreement with Mr. W.A. Walker. Under the Consulting Agreement, we retained the services of Mr. W.A. Walker, the assignor, and owner of B&L Oil, who was to assist us with operations. On January 10, 2007 we received correspondence from counsel to Mr. Walker in connection with the Shinkle Lease which claimed we had defaulted under said lease, and that Mr. Walker was entitled to a reassignment of the Shinkle Lease back to Mr. Walker. We believed there had not been a default under the terms of the Shinkle Lease and engaged the law firm of Heygood, Orr, Reyes & Bartolomei of Dallas, Texas to investigate Mr. Walker’s claim and take actions to protect the rights of our shareholders and lenders. Following an initial investigation and due to the lack of funds available to cover legal fees to pursue our rights under the Shinkle Lease and the lack of any oil production under the same, we have no other reasonable choice but to allow the Shinkle Lease to remain in dispute.

Our next business development attempt involved a proposed transaction with Deep Well Oil & Gas, Inc (“DWOG”). On or about November 3, 2006, we forwarded a Letter of Intent (the “DWOG LOI”), wherein we attempted a transaction where all of the assets and liabilities of Deep Well Oil & Gas, Inc. would be purchased and maintained as a subsidiary of the Company through the issuance of our common stock. Following the initial due diligence review period and review of our debt obligations related to the Notes, DWOG elected to terminate further negotiations pursuant to the DWOG LOI.

On or about December 1, 2006 we entered into a Letter of Intent with Endeavor Energy Corporation (the “Endeavor LOI”), wherein we attempted to license certain 3D seismic data owned by the Company to Endeavor in consideration of (i) an initial $250,000 licensing fee and (ii) the right to participate in all future operations derived from any lands acquired, farmed out and/or joint ventured or where Endeavor received an economic benefit from the properties covered by the 3D seismic data. Endeavor was informed of the debt obligations under the Notes and elected to continue under the Endeavor LOI. Unfortunately, with the appointment of a receiver for all of Quest Canada's assets and undertakings, Endeavor elected to terminate the transaction.

Again in January of 2007, we attempted another restructuring transaction when we instigated initial negotiations with Apollo Resources International, Inc. (“Apollo”). Pursuant to such negotiations, the Company attempted to acquire specific Oklahoma pipeline properties owned by Apollo Resources International then valued at approximately $7,000,000. After the initial due diligence period, Apollo terminated further negotiations.

Attempts to Restructure Secured Noteholder Debt

In addition to the receivership of Quest Canada Corporation explained in Item 1.03 above, on February 13, 2007 we received a correspondence from certain appointed representatives of the Secured Noteholders demanding immediate repayment of the Notes in the amount of $6,048,000 plus accrued interest. At the time, we believed the amount delinquent pursuant to the note and related agreements totaled only $4,799,999 plus accrued interest as of December 31, 2006. We believe the current amounts due and owing to the Secured Noteholders under the Notes including all interest and penalties as of March 31, 2009 to be approximately $4,887,476.

Prior to and following the demand sent February 13, 2007, we sent several correspondences, copies of which have been attached hereto as Exhibit 99.2, in an attempt to satisfy the Secured Noteholders to settle or restructure the terms of the Notes and to provide updates of the Company’s current status, including providing full access to our books and records at the Company’s expense. These correspondences and related attempts to settle the Secured Noteholder’s debts were unsuccessful and no settlement or workout has been reached to date. We have been unable to obtain additional necessary financing, expand our business operations or work with any additional candidates in an attempt to restructure the Company to obtain profitability.

We believe, because of the tremendous amount and nature of the debt on our balance sheet, specifically, the liabilities maintained under the Notes, we are insolvent and an operational graveyard. In the past, the Secured Noteholders sued us in order to take possession of our assets.  The result of these actions has been the complete capture and sale of substantially all of the assets on our balance sheet by the Secured Noteholders. It is likely that if we are to ever restructure ourselves completely and reach a complete or even a partial resolution with our creditors, and begin to make a pathway towards meaningful value creation for our shareholders, there may be additional litigation, claims and other actions taken by the Secured Noteholders and our other existing creditors. The resolution of these potential actions may involve the issuance of our common stock or preferred shares and/or additional debt instruments.

As of May 15, 2009, our capital structure consists of (i) 450,000,000 shares of common stock authorized of which 77,738,340 shares are currently issued and outstanding and held by approximately 265 shareholders of record and (ii) 50,000,000 shares of preferred stock authorized of which zero shares currently are issued and outstanding. Although no shares of our preferred stock are currently issued or outstanding, pursuant to Article IV of our Articles of Incorporation, our Board of Directors has the authority, without shareholder approval, to designate, and has designated, a series of preferred stock: the Series A Preferred Stock. This class of preferred stock has certain rights, preferences and/or privileges senior to the rights of the holders of common stock. Copies of our Certificate of Amendment to our Articles of Incorporation designating these rights, preferences and/or privileges have been attached hereto as Exhibit 3(ii). The potential consequences to our current and future investors of the issuance of any of these series of preferred stock include, but are not limited to, a loss of perceived value of the stock in the market, loss of future earnings and dividends if and when dividends are declared and a loss of voting power associated with potentially superior voting rights given to preferred holders. The Board of Directors has the express authority to designate additional classes of preferred stock, including convertible preferred stock, and to issue additional common shares. In the event the Board of Directors does exercise its ability to make these designations or additional issuances, such actions may lead to significant dilution of existing shareholder’s interests.

Section 1                Registrant’s Business and Operations

Item 1.01                Entry Into a Material Definitive Agreement.

On January 11, 2007, we received the resignation of Mr. Joseph F. Wallen (“Wallen”), our former Chief Financial Officer and Operations Director, resigning all position in Quest Oil Corporation effective January 15, 2007. As of January 15, 2007, Wallen no longer held any employment position in Quest Oil Corporation. In a subsequent telephone conversation with Wallen on February 19, 2007, we became aware of Wallen’s, intention to interfere with contractual relationships between us and certain oil and gas lease holders in Texas (the “Texas Lease Holders”). Wallen informed us that he was in the process of negotiating agreements with the Texas Lease Holders whereby the leases would be transferred from our name into the possession of B&B Oil Company, an entity beneficially owned and controlled by Wallen. We believe that not only do the Texas Lease Holders not have the legal right to transfer the leases, but that Wallen had intentionally and maliciously interfered with our contractual relationships with the Texas Lease Holders. We engaged the law firm of Heygood, Orr, Reyes & Bartolomei of Dallas, Texas to investigate the issue and take actions to protect the rights of our shareholders and lenders.

On March 14, 2007, in the 216th Judicial District Court of Gillespie County, Texas, we were granted a court TRO against Wallen, B&B Oil, Inc. (“B&B”), and any and all persons working on their behalf or in their direction. The TRO required both Wallen and B&B desist and refrain from taking any action that interfered with our business relationships or contracts until the hearing of our application for a temporary injunction on March 23, 2007. Wallen and B&B contractually agreed to extend the TRO protection period. During this TRO extension period, we investigated our rights to, and the current state of, these Texas leases and the economic benefit they had historically and may in the future provide. During such investigation, we weighed the fact these leases were not currently producing, had accrued fines associated with the Texas Railroad Commission and many of the wells on these leases were in need of certain required pressure integrity testing. Additionally, under the terms of many of these leases, we were obligated to spend minimum funds working these leases and, if such minimum expenditures were not met, we ran the risk of losing the rights to these properties. Finally, in the event that these wells were not brought back online, we may have been responsible for certain related plug and abandonment liabilities.

Following our investigation and further negotiations with Wallen and B&B, we reached a settlement agreement (the “Wallen Settlement”), a copy of which has been attached hereto as Exhibit 10.1. Pursuant to the Wallen Settlement, in exchange for the release of our claims and demands in the above-referenced lawsuit and subsequent dissolution of the TRO: (i) Wallen and B&B assumed all previously existing, current and/or future liabilities of the Company and its subsidiaries with regard to all leases, holdings and interests in McCullough County, Texas and Eastland County, Texas, which included the Texas Lease Holders described above, including, but not limited to, plug and abandonment liabilities, all Texas Railroad Commission or other state or federal fees, fines, or penalties, claims for personal injuries, or other liabilities as a result of incidents, events or occurrences related to such leases; (ii) we received the right to participate in any debt or equity capital raisings related to any properties Wallen and/or B&B leases, purchases or is otherwise involved with; and (iii) we received the right to participate in all future operations, including drilling, derived from any lands, to the extent that Wallen and/or B&B is ever to secure such lands, in Eastland County, Texas and McCullough County, Texas, that were previously under the control of the Company and its subsidiaries.

As further described in Item 8.01 herein, certain liabilities assumed by Wallen and B&B in the Wallen Settlement blossomed into litigation resulting in judgments against the Company in favor of two specific creditors, Sed-Strat GeoScience Consultants in the amount of approximately $16,964 and Cisco Pump, Inc. in the amount of approximately $37,407. These underlying debts were specifically contemplated and included in the liabilities assumed by Wallen and B&B in the Wallen Settlement. Following the judgment in favor of Cisco Pump, Inc., on or about January 13, 2009 Wallen, B&B and Cisco Pump, Inc. entered into a settlement letter agreement whereby Cisco Pump, Inc. acknowledged the assumption of our liabilities by Wallen and B&B and agreed to certain settlement terms including (i) a reduction in the judgment amount to $21,715 if paid by December 2, 2009; (ii) a reduction in the judgment amount to $24,000 if paid by December 2, 2010; and (iii) a monthly payment schedule of $1,000 until the judgment is paid in full.

Item 1.03               Bankruptcy or Receivership.

As previously reported in our Form 8-K filed with the Securities and Exchange Commission on February 27, 2007, Quest Canada Corporation, a Canadian corporation and wholly owned subsidiary of Quest Oil Corporation, engaged the firm of Fasken Martineau DuMoulin, LLP to file a Petition in the Supreme Court of British Columbia, Canada requesting a stay order be granted by the court pursuant to the Companies’ Creditors Arrangement Act, R.S.C. 1985 c. C-36 (the “CCAA”). The Initial Order was granted on February 23, 2007 before the honorable Chief Justice Brenner. The Initial Order provided Quest Canada the interim relief sought pursuant to the Petition under the CCAA. The Initial Order appointed the firm of Deloitte & Touche, LLP to act as monitor and officer of the court and oversee the restructuring of the Quest Canada’s finances during the proceedings to protect the company’s shareholders and creditors.

On Wednesday April 18, 2007, the Double U Master Fund, LP, as agent for the Secured Noteholders, brought an application in the British Columbia Supreme Court to have the CCAA proceedings terminated. The Court accepted their submissions and ordered that the provisions of the Initial CCAA Order staying creditors from taking action against the Quest Canada be terminated effective noon, Thursday, April 19, 2007.

As the protection granted by the CCAA Order ceased to have any effect, on Monday April 23, 2007 the Secured Noteholders successfully obtained an Order in the Alberta Courts appointing Hardie & Kelly, Inc. of Calgary, Alberta as Receiver Manager of all of Quest Canada's assets and undertakings. The Receiver Manager maintains the right to liquidate all assets of Quest Canada in order to pay back any secured creditors. We requested the British Columbia Courts require that any valuation of Quest Canada’s assets be shared with the Board of Directors before any sale is completed by the Receiver Manager; such request was denied. As a direct result of this capture, the Secured Noteholders were successful in stripping the Company of substantially all of its assets and operations. The subsequent liquidation of such assets and operations by the Receiver Manager netted approximately $152,524. This amount was offset by approximately $128,896 in related legal and receivership expenses. As a result, the Secured Noteholders recovered $23,628. The Company recorded a net credit of $152,524.

Section 3               Securities and Trading Markets

Item 3.01               Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 14, 2006, we failed to timely file our Form 10-QSB for the period ending September 30, 2006 (the “Form 10-QSB”) as required by the Act with the SEC. We were unable to file the Form 10-QSB because we needed additional time to complete our report and our auditors needed additional time to review the Company’s financial statements. On November 14, 2006, we filed an NT 10-Q on Form 12b-25 with the SEC, requesting an extension to file the Form 10-QSB. On November 11, 2006, we received a delinquency notification from the National Association of Securities Dealers (“NASD”) regarding our failure to file the Form 10-QSB. Pursuant to the letter, we were allowed a grace period under NASD Rule 6530 which to file the report.

We were unable to file the Form 10-QSB within this grace period and on December 20, 2006, we filed for a hearing request with the NASD to appeal the NASD staff’s determination of delinquency. Such appeal was subsequently denied by NASD and we ceased quotation on the Over-The-Counter-Bulletin-Board on January 22, 2007. We continued to use our best efforts to maintain our status as a reporting company under the Act by voluntarily filing our Form 10-QSB for the period ending September 30, 2007 on January 24, 2007 and our Form 10-QSB for the period ending December 31, 2007 on February 20, 2007. However, due to a lack of financial resources available to create such reports and audit our financial statements going forward, we ceased filing our quarterly and annual reports under the Act as of February 27, 2007.

Section 5               Corporate Governance and Management

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On or about July 31, 2007, our director, James Douglas Brown, resigned from all positions previously held in our Company and its subsidiaries. Mr. Brown’s resignation was not because of any disagreements with us on matters relating to our operations, policies and practices.

On October 31, 2007, our interim Chief Financial Officer, Philip C. Scott, resigned from all positions previously held in our Company and its subsidiaries. Mr. Scott’s resignation was not because of any disagreements with us on matters relating to our operations, policies and practices.

On May 14, 2009, our Board of Directors appointed Ford Sinclair as President and director of the Company.  There are no understandings or arrangements between Mr. Sinclair and any other person pursuant to which Mr. Sinclair was selected as a director and President.  Mr. Sinclair does not have any family relationship with any director, executive officer or person nominated or chosen by us to become a director or executive officer.  A copy of Mr. Sinclair’s employment agreement has been attached hereto as Exhibit 10.2.

On May 15, 2009, James B. Panther, II resigned from his position as interim Chief Executive Officer and director of the Company.  Mr. Panther’s resignation was not because of any disagreements with the Company on matters relating to its operations, policies and practices. As of March 31, 2009, the Company maintains approximately $231,000 on its books and records related to monies owed to Mr. Panther pursuant to his employment agreement. The Company is currently financially unable to pay such debt. In addition, Mr. Panther was issued (i) a total of 170,454 shares of our restricted stock under our 2006 Directors Annual Compensation Program and (ii) 4,000,000 common stock purchase warrants. The warrants are exercisable until May 1, 2011 at an exercise price equal to 110% of the closing market price as of April 24, 2006.

On May 15, 2009, Mark L. Baum, Esq., resigned from his position as General Counsel of the Company and its subsidiaries. Mr. Baum’s resignation was not because of any disagreements with us on matters relating to our operations, policies and practices. As of March 31, 2009, the Company maintains approximately $231,000 on its books and records related to monies owed to Mr. Baum pursuant to his employment agreement. The Company is currently financially unable to pay such debt. In addition, throughout his term, Mr. Baum was issued (i) a total of 150,000 shares of our stock for previous services performed and (ii) 4,000,000 common stock purchase warrants. The warrants are exercisable until May 1, 2011 at an exercise price equal to 110% of the closing market price as of April 24, 2006.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Pursuant to Article IV of our Articles of Incorporation, our Board of Directors has the express authority, without shareholder approval, to fix by resolution or resolutions the designations and voting powers, preferences, rights and qualifications, limitations or restrictions thereof, of the shares of each series of our preferred stock. Our Board of Directors has designated a series of preferred stock: the Series A Preferred Stock. This class of preferred stock has certain rights, preferences and/or privileges senior to the rights of the holders of common stock. Copies of our Certificate of Amendment to our Articles of Incorporation designating these rights, preferences and/or privileges have been attached hereto as Exhibit 3(ii). The potential consequences to our current and future investors of the issuance of any of these series of preferred stock include, but are not limited to, a loss of perceived value of the stock in the market, loss of future earnings and dividends if and when dividends are declared and a loss of voting power associated with potentially superior voting rights given to preferred holders. The Board of Directors has the express authority to designate additional classes of preferred stock, including convertible preferred stock, and to issue additional common shares. In the event the Board of Directors does exercise its ability to make these designations or additional issuances, such actions may lead to significant dilution of existing shareholder’s interests.

Section 8              Other Events

Item 8.01              Other Events.

Form 15 and Termination of Registration and Ongoing Requirements to file Periodic and Current Reports

We are currently delinquent in the filing of all periodic and annual reports under the Act for the years ending March 31, 2007, 2008 and 2009. In September of 2008, we received correspondence from the SEC regarding our delinquent filing status and the option available of filing a Form 15 to terminate our filing requirements under the Act. After review of the costs associated with preparing and auditing all reports and associated financial statements currently delinquent under the Act, we made the determination to terminate our status as a fully reporting company under the securities laws of the United States and file a Form 15 immediately following this Form 8-K. Although the Form 15 will terminate our on going filing requirements under the Act, it does not eliminate our obligation to file all past delinquent reports required under the Act.

Following the filing of our Form 15, the registration of our common stock under the Act will be terminated. As a result of this deregistration and subsequent termination, our securities will not be eligible for trading on any national exchange or the Over-The-Counter-Bulletin-Board; however, our securities may be continue to be eligible for quotation on the Pink Sheets by broker-dealers. Going forward, we may continue to operate, however, both the quality and quantity of our current information on our operations and financial position will be minimal. Our shareholders and the investing public may  no longer have access to annual or periodic reports, audited financial statements or interim communications on our business developments. Any shareholders or persons interested in becoming shareholders should be extremely cautious and, prior to becoming a shareholder or investor of any kind, should conduct thorough due diligence on the Company as it exists at the time they are considering an investment, including consulting with a registered broker-dealer.

In an attempt to disclose all material information to our investors, we have prepared this Form 8-K including unaudited financial statements for the years ending March 31, 2007, 2008 and 2009. These financial statements are unaudited and intended only to provide our investors with the best information we can provide considering our lack of financial resources to audit these financial statements.

Prior Litigation and Existing Judgments.

In October of 2006, Sed-Strat GeoScience Consultant, Inc. filed a petition against Quest Oil Corporation in the County Court at Law No.3, Fort Bend County, Texas. The dispute arose from an alleged unpaid invoice in the amount of $12,131.76 due March 27, 2006 for geological consulting services provided by Sed-Strat. We engaged the firm of Heygood, Orr, Reyes & Bartolomei of Dallas, Texas to answer the petition and manage the litigation. On October 23, 2006, we filed an answer denying liability. On or about March 11, 2009 Sed-Strat obtained a judgment against us in the amount of $16,964 which accrues post-judgment interest at a rate of 5% per annum.

On January 22, 2007, Cisco Pump, Inc. filed a petition against Quest Oil Corporation in the 91st District Court of Eastland County, Texas. The dispute arose from an alleged unpaid invoice in the amount of $21,715.19 due September 29, 2006 for services provided by Cisco Pump, Inc. We engaged the firm of Heygood, Orr, Reyes & Bartolomei of Dallas, Texas to answer the petition and manage the litigation. On or about December 2, 2008 Cisco obtained a judgment against us in the amount of $37,407 which accrues post-judgment interest at a rate of 18% per annum. As described above, while we maintain primary liability for the judgment, Cisco entered into an agreement with Wallen and B&B wherein they assumed liability for the payment of the judgment.

Section 9               Financial Statements and Exhibits

Item 9.01               Financial Statements and Exhibits.

Financial Statements

Attached hereto as Exhibit 99.3

Exhibits

Number	Description

Exhibit 3(i)	Articles of Incorporation (Attached as an exhibit to our Registration Statement filed on Form 10-SB on July 7, 1999)
Exhibit 3(i)(i)	Certificate of Amendment to the Articles of Incorporation
Exhibit 10.1	Wallen Settlement Agreement
Exhibit 10.2	Ford Sinclair Employment Agreement
Exhibit 99.1	Forbearance Proposal to the Secured Noteholders
Exhibit 99.2	Secured Noteholder Correspondence
Exhibit 99.3	Financial Statements

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

QUEST OIL CORPORATION
/s/ James B. Panther, II

By: James B. Panther, II
Its: Interim Chief Executive Officer